Filed pursuant to rule 424(B)(3)

Registration Statement No. 333-105814

PROSPECTUS SUPPLEMENT NO. 3

(TO PROSPECTUS DATED November 17, 2003)

PROSPECTUS

UP TO 6,366,968 SHARES OF

SPECTRUM PHARMACEUTICALS, INC.

COMMON STOCK

This prospectus supplement relates to the sale of up to 6,366,968 shares of our common stock by the selling stockholders named in this prospectus supplement no. 3, prospectus supplement no. 2 dated July 3, 2003, prospectus supplement no. 1 dated June 20, 2003 and the prospectus dated June 13, 2003 (the “Prospectus”). This prospectus supplement no. 3 should be read in conjunction with prospectus supplement no. 2 and the Prospectus.

The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Stockholders” in the prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the prospectus. A selling stockholder named in the prospectus transferred to the entity listed in the table below the securities, which are convertible or exercisable for the shares of our common stock listed in the table below.

	Shares of Common Stock Beneficially Owned Before Offering		Number of Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned Following the Offering(3)
Name	Number	% of Class(1)(2)		Number	% of Class
Crestview Capital Master, LLC (4) (6)	539,466	2.10%	265,958	273,508	1.07%
Xmark Opportunity Fund, L.P. (5) (6)	503,654	1.97%	106,383	397,271	1.55%
Xmark Opportunity Fund, Ltd. (5) (6)	763,305	2.95%	159,575	603,730	2.33%

(1)	For the purposes of calculating the percent of class beneficially owned by a selling stockholder, shares of common stock which may be issued to that selling stockholder within 60 days of November 22, 2006 are deemed to be outstanding.

(2)	Pursuant to the terms of the warrant transferred to the selling stockholder, the number of shares of our common stock that may be acquired by the holder of the warrant upon any exercise of the warrant is limited to the extent necessary to insure that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Securities and Exchange Act of 1934, as amended, does not exceed 4.95% of the total number of shares of our common stock then outstanding.

(3)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under the prospectus.

(4)	Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(5)	Xmark Opportunity Partners, LLC (“Opportunity Partners”) is the sole member of the investment manager of Xmark Opportunity Fund, L.P., a Delaware limited partnership (“Opportunity L.P.”), and Xmark Opportunity Fund, Ltd., a Cayman Islands exempted company (“Opportunity Ltd.”), and, as such, possesses sole power to vote and direct the disposition of all securities of the Company held by Opportunity L.P. and Opportunity Ltd. David C. Cavalier and Mitchell D. Kaye, the Chief Operating Officer and Chief Executive Officer, respectively, of Xmark Capital Partners, LLC, the Managing Member of Opportunity Partners, share voting and investment power with respect to all securities beneficially owned by Opportunity Partners.

(6)	Crestview Capital Master, LLC, Opportunity L.P. and Opportunity Ltd. each obtained the warrant shares from North Sound Legacy International Fund Ltd. and North Sound Legacy Institutional Fund LLC, both selling stockholders in the Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 1 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 22, 2006